EXHIBIT 10.18

May 23, 2002

Ken Schneider

626 Rockdale Drive

San Francisco, California 94127

Dear Ken:

We are pleased to offer you the position of CTO and Vice President of Operations. In this position, you will report to Enrique Salem, CEO and President.

The terms of your employment are as follows:

1.	At-Will Employment

You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

2.	Compensation

(a)	Base Salary: Base salary shall be semi-monthly in amounts of $7,083.33 in U.S. dollars (annualized $170,000), in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) as the same currently exists or may exist in the future. Your position is classified as “exempt” and you will not be eligible for overtime pay.

(b)	Commission/Incentive: You are eligible for an annual performance based incentive payment opportunity equal to 20% of your base salary. This incentive payment will be based upon the achievement of management objectives to which we mutually agree and will be paid according to the incentive payment plan.

3.	Employment Terms

Please note that this offer is the entire agreement and understanding between you and the Company regarding your employment relationship and supersedes any other written or oral representation or promise.

4.	Offer Close Date

This offer is open until Friday, May 24, 2002. If the offer has not been signed by you and returned to Brightmail, Inc. by the above stated date, consider this offer null and void.

5.	Start Date

Your start date in this role is effective May 16, 2002. Please indicate your acceptance of this offer letter by signing and returning it to Human Resources.

Ken, we are very excited about your continued commitment to Brightmail.

Very truly yours,

/s/ Enrique Salem

Enrique Salem
CEO and President

Agreed and Accepted:

I accept this offer of employment on the terms stated above.

/s/ Ken Schneider	5/23/2002

Ken Schneider	Date